Exhibit 16(c)(2)

Projections prepared by The Harman Group Corporate Finance, Inc.

                     ROYAL PRECISION, INC. AND SUBSIDIARIES
                   DISCOUNTED CASH FLOW VALUATION ASSUMPTIONS
                                 APRIL 17, 2002
                                 (In Thousands)

                                    12 Months Ending
                                    ----------------   ------------------------------------------------------------------------
                                        2/28/2002       Year 1      Year 2      Year 3      Year 4      Year 5       Perpetuity
                                        ---------      --------    --------    --------    --------    --------      ----------
SALES
  Golf Club Shafts                       $ 22,918
  % Growth                                                 0.00%       4.00%       4.00%       4.00%       4.00%
  Golf Club Grips                        $  3,640
  % Growth                                                 4.00%       4.00%       4.00%       4.00%       4.00%
                                         --------
                                         $ 26,558
COST OF GOODS SOLD
  Golf Club Shafts                       $ 17,245
  % of Golf Club Shaft Sales                75.25%        73.00%      71.00%      68.00%      68.00%      68.00%
  Golf Club Grips                        $  2,806
  % of Golf Club Grip Sales                 77.09%        74.00%      72.00%      69.00%      68.00%      68.00%
                                         --------      --------    --------    --------    --------    --------
                                            75.50%        73.14%      71.14%      68.14%      68.00%      68.00%

SELLING, GENERAL, & ADMIN. EXPENSE       $  6,885
  % of Sales                                25.92%        21.00%      21.00%      21.00%      21.00%      20.00%

Depreciation & Amortization              $    508      $    590    $    680    $    770    $    860    $    950

Earnings Before Taxes                                  $    974    $  1,502    $  2,366    $  2,444    $  2,799

Income Tax Rate % Pre-Tax Earnings                        15.00%      20.00%      42.00%      42.00%      42.00%

Taxes - $100,000 Minimum                               $    146    $    300    $    994    $  1,027    $  1,175
Depreciation and Amortization            $    508      $    590    $    680    $    770    $    860    $    950
Capital Expenditures                     $  1,217      $    700    $    700    $    700    $    700    $    700
Working Capital Turnover                     5.60          5.00        5.00        5.00        5.00        5.00
Working Capital (1)                      $  4,744      $  5,341    $  5,554    $  5,777    $  6,008    $  6,248

Cost of Capital                                           13.80%      13.80%      13.80%      13.80%      13.80%      13.80%
Perpetuity Capitalization Rate                                                                                        13.80%
Perpetuity Growth Rate                                                                                                 4.00%

----------
(1)  Working Capital excludes subordinated debt and current portion of debt.

                     ROYAL PRECISION, INC. AND SUBSIDIARIES
                         DISCOUNTED CASH FLOW VALUATION
                                 APRIL 17, 2002
                        (In Thousands, Except Per Share)

                                   12 Months Ending
                                   ----------------   ---------------------------------------------------------------------
                                      2/28/2002        Year 1      Year 2      Year 3      Year 4      Year 5    Perpetuity
                                      ---------       --------    --------    --------    --------    --------   ----------
SALES
  Golf Club Shafts                     $ 22,918       $ 22,918    $ 23,835    $ 24,788    $ 25,780    $ 26,811
   % Sales Growth                                          0.0%        4.0%        4.0%        4.0%        4.0%
  Golf Club Grips                      $  3,640       $  3,786    $  3,937    $  4,095    $  4,258    $  4,429
   % Sales Growth                                          4.0%        4.0%        4.0%        4.0%        4.0%
                                       --------       --------    --------    --------    --------    --------
    Total Sales                        $ 26,558       $ 26,704    $ 27,772    $ 28,883    $ 30,038    $ 31,239

COST OF GOODS SOLD
  Golf Club Shafts                     $ 17,245       $ 16,730    $ 16,923    $ 16,856    $ 17,530    $ 18,231
   % of Golf Club Shaft Sales              75.2%          73.0%       71.0%       68.0%       68.0%       68.0%
  Golf Club Grips                      $  2,806       $  2,801    $  2,835    $  2,825    $  2,896    $  3,011
   % of Golf Club Grip Sales               77.1%          74.0%       72.0%       69.0%       68.0%       68.0%
                                       --------       --------    --------    --------    --------    --------
GROSS PROFIT                           $  6,507       $  7,172    $  8,014    $  9,201    $  9,612    $  9,997

SELLING, GENERAL, & ADMIN. EXPENSE     $  6,885       $  5,608    $  5,832    $  6,065    $  6,308    $  6,248
   % of Sales                              25.9%          21.0%       21.0%       21.0%       21.0%       20.0%
                                       --------       --------    --------    --------    --------    --------
OPERATING INCOME                       $   (378)      $  1,564    $  2,182    $  3,136    $  3,304    $  3,749

Depreciation                           $    508       $    590    $    680    $    770    $    860    $    950
                                                      --------    --------    --------    --------    --------

Earnings Before Taxes                  $   (886)      $    974    $  1,502    $  2,366    $  2,444    $  2,799

Tax Expense                                           $    146    $    300    $    994    $  1,027    $  1,175
                                                      --------    --------    --------    --------    --------
Net Income                                            $    828    $  1,202    $  1,372    $  1,418    $  1,623
CASH FLOW
Depreciation                                          $    590    $    680    $    770    $    860    $    950
                                                      --------    --------    --------    --------    --------

Operating Cash Flow                                   $  1,418    $  1,882    $  2,142    $  2,278    $  2,573
Less: Capital Expenditure                             $    700    $    700    $    700    $    700    $    700
Less: Increase in Working Capital                          597         214         222         231         240
                                                      --------    --------    --------    --------    --------
NET CASH FLOW FROM OPERATIONS                         $    121    $    968    $  1,220    $  1,347    $  1,633    $ 16,659

NET PRESENT VALUE OF CASH FLOW                        $    107    $    748    $    828    $    803    $    856    $  8,728

TOTAL NET PRESENT VALUE                $ 12,068

LESS: LONG TERM DEBT (1)               $  8,068

VALUE PER SHARE (2)                    $   0.37
                                       ========

----------
(1)  Includes current portion of long term and subordinated debt as of 4/30/02.
(2)  Based on 10,954,597 shares outstanding.